EXHIBIT 10.01

GOLDEN SPIRIT ENTERPRISES LTD.
(the “Company”)

Officer and Director Resignation

I hereby resign as Director and Officer of the Company effective immediately.

Dated:  December 20, 2010

//s/: Christopher Scheive

Christopher Scheive